SAFETY & ECOLOGY HOLDINGS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The accompanying unaudited condensed consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or the financial position that would have been achieved had the Agreement and Plan of Merger and Stock Purchase Agreement been consummated as of the dates indicated or the results that may be obtained in the future. Included in the unaudited condensed financial statements are Safety & Ecology Holdings Corporation’s balance sheet as of March 31, 2008, the statement of operations and statement of cash flows for the nine month period ended March 31, 2008 each reflecting the completion of the Plan of Merger and Stock Purchase Agreement on March 1, 2008.

SAFETY & ECOLOGY HOLDINGS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
MARCH 31, 2008

ASSETS

Current Assets
Cash and cash equivalents	$1,851,289

Accounts receivable, net	12,310,512
Costs in excess of billings on uncompleted contracts	3,930,641
Prepaid expenses and other current assets	156,674
Total Current Assets	$18,249,116

Property and equipment, net	3,904,692
Other non current assets	570,650
Goodwill and other intangible assets	5,951,375
Total Assets	$28,675,833

LIABILITIES AND STOCKHOLDERS EQUITY
Current liabilities
Accounts payable and accrued expenses	$4,590,259
Current portion of long term debt	3,802,802
Notes payable - related party	1,500,000
Accrued interest and other liabilities	2,661,829
Billings in excess of costs on uncompleted contracts	1,052,656
Total Current Liabilities	$13,607,546

Long Term Liabilities
Note payable	1,515,492
Total Long Term Debt	$1,515,492
Total Liabilities	$15,123,038

Stockholders' Equity
Preferred Stock	$10,550,000
Common Stock	20
Additional paid-in capital	3,048,050
Accumulated Earnings (DEFICIT)	(45,275)
Total Stockholders' Equity	$13,552,795

Total Liabilities and Stockholders' Equity	$28,675,833

The accompanying notes are an integral part of these condensed consolidated financial statements

SAFETY & ECOLOGY HOLDINGS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
NINE MONTHS ENDED MARCH 31, 2008

NET SALES	$39,197,161
COST OF GOODS SOLD	30,013,288
GROSS PROFIT	$9,183,873

OPERATING EXPENSES

Selling, general and administrative expenses	8,544,416

Operating income	$639,457

OTHER INCOME (EXPENSE)

Interest expense	$(705,748)
Amortization of debt offering costs	-
Other income	21,016

Total other income (expense)	$(684,732)

LOSS BEFORE INCOME TAXES (BENEFIT)	$(45,275)

PROVISION (BENEFIT) FOR INCOME TAXES	-

NET LOSS	$(45,275)

The accompanying notes are an integral part of these condensed consolidated financial statements

SAFETY & ECOLOGY HOLDINGS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
NINE MONTHS ENDED MARCH 31, 2008

CASH FLOWS FROM OPERATING ACTIVITIES

Net loss	$(45,275)
Adjustments to reconcile net loss to net cash used by operating activities	151,857

Net Cash Used by Operating Activities	$106,582

CASH FLOWS FROM INVESTING ACTIVITIES

Net purchases of fixed assets	$(2,087,210)

Net cash used by investing activities	$(2,087,210)

CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds from issuance of preferred stock	$10,550,000
Proceeds from issuance of notes payable	5,696,394
Payment for retirement of preferred stock and warrants	(2,446,334)
Purchase of common stock from majority stockholder	(3,900,000)
Payments on short and long term debt	(7,048,499)
Debt offering costs	(76,628)

Net Cash Provided by Financing Activities	$2,774,933

NET INCREASE IN CASH	$794,305

CASH AT BEGINNING OF YEAR	1,056,984

CASH AT END OF YEAR	$1,851,289

The accompanying notes are an integral part of these condensed consolidated financial statements

SAFETY & ECOLOGY HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS (UNAUDITED)

BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated pro forma financial statements of Safety & Ecology Holdings Corporation (the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission.

Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine month period ended March 31, 2008 are not necessarily indicative of the results that may be expected.

The condensed consolidated pro forma financial statements include the accounts of Safety & Ecology Holdings Corporation and its wholly-owned subsidiary, Safety and Ecology Corporation Limited. All inter-company balances and transactions have been eliminated.

The condensed consolidated financial statements should be read in conjunction with the financial statements and notes thereto included in the audited financial statements of the Company as of and for the year ended June 30, 2007.

PLAN OF MERGER AND STOCK PURCHASE AGREEMENT

On March 13, 2008, the Company entered into an Agreement and Plan of Merger and Stock Purchase Agreement (the “Merger and Stock Purchase Agreement”) with Homeland Security Capital Corporation (“HSCC”) and HSCC Acquisition Corp. which provided for HSCC Acquisition Corp. to be merged with and into the Company. In exchange for all of the issued and outstanding Company common stock, the shareholders of the Company received (1) 550,000 shares of HSCC Series I Convertible Preferred Stock with a stated value of $3,300,000; (2) warrants to purchase up to 22,000,000 shares of HSCC common stock; (3) unsecured promissory notes of the Company of $2,000,000; and (4) $3,900,000 in cash. The Company shareholders may receive an additional $6,000,000 in HSCC common stock if certain performance criteria are met. Immediately following this transaction, HSCC controlled 100% of the voting power of the Company.

Pursuant to the Merger and Stock Purchase Agreement, the Company authorized and issued 10,550,000 shares of Series A Convertible Preferred Stock to HSCC for $10,550,000. The holders of the Series A Convertible Preferred Stock, subject to certain conditions, have the right to designate a majority of the Company’s Board of Directors.

Concurrent with the Merger and Stock Purchase Agreement, the Company redeemed all of its previously issued and outstanding preferred stock for $2,000,000 and settled the related stock purchase warrant for $446,334. Additionally, the Company repaid its Operating Line of Credit and Equipment Line of Credit.

On March 17, 2008, the Company obtained an $8,000,000 revolving line of credit available for working capital needs. The line of credit bears interest at LIBOR plus a margin (ranging between 1.2% and 1.9% determined quarterly) and matures March 17, 2010.